FINAL TRANSCRIPT

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     CCBN StreetEvents

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   CCBN StreetEvents Conference Call Transcript

   QMDC.PK - Quadramed Corporation Investor Day - San Francisco

   Event Date/Time: Nov. 11. 2003 / 1:00PM PT
   Event Duration: N/A

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CORPORATE PARTICIPANTS
 Carey Rutigliano
 Senior Director of Finance - QuadraMed Corporation

 Lawrence English
 Chairman and CEO - QuadraMed Corporation

 Michael Wilstead
 President and COO - QuadraMed Corporation

 Dean Souleles
 Chief Technology Officer - QuadraMed Corporation

 Chuck Stahl
 CFO - QuadraMed Corporation



CONFERENCE CALL PARTICIPANTS
 Mike Wilstead





PRESENTATION



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 Carey Rutigliano  - Senior Director of Finance - QuadraMed Corporation


Good afternoon and welcome to QuadraMed Corporation's Investor Day. My name is Carey Rutigliano. I'm Senior Director of Finance. Before we begin our presentation today, I'd like to reference the following Safe Harbor statements. Cautionary statement on risks associated with forward-looking statements. This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements are not guaranteed the future of performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statements. A list of important factors, as well as a copy of our Safe Harbor statement, may be viewed on the company's Web site, as well as in periodic reports filed with the SEC. These SEC filings can be accessed through the investor relations section of our Web site or through the SEC's EDGAR database.

Today's event is being webcast live by CCBN and available to the public through the investor relations section of QuadraMed's web page.

In a moment I will introduce Mr. Larry English, QuadraMed `s Chairman and Chief Executive Officer.

Mr. English joined QuadraMed in June of 2000. He has spent over 40 years in the health care industry at several companies, which have included successful turnarounds. He has sat on various boards and has been featured in numerous publications. You may view Mr. English's bio, as well as the rest of QuadraMed's management team in the handouts available at each of your tables, as well as our Web site.

It is my pleasure to now introduce Mr. Larry English, QuadraMed Chairman and Chief Executive Officer.


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Lawrence English - Chairman and CEO - QuadraMed Corporation


Thank you, Carey.

What do I do to turn this on?

Is it on?

Thank you, Carey, and thank all of you for taking time to join us here in San Francisco. And thank all of you out there in cyber land who are listening to our webcast.


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We decided about two months ago that it would be a good idea to hold a series of meetings to reacquaint the investor community, the analyst community with QuadraMed, with its management team, with our products and with our strategy after our long bookkeeping ordeal. We thought it would be a good idea to bring folks together and just kind of bring you up-to-date on where we are and where we think we're heading in the future.

The first thing I want to do is introduce the management team and I'm really very proud of the people I'm going to introduce. Mike Wilstead, who is in the center here, is the President and Chief Operating Officer of the company. He joined the company in 1999, ran several of its divisions, took over as chief operating officer in 2001.

You can read his bio in the handout that you have but what I'd like to say about Mike is, if you look in the Merriam dictionary next to the word leadership, they have his picture. The task he had to hold this organization together, to hold on to sales people, to keep the sales momentum going, to hold on to all of our key people doing in 2002 and in the first half of 2003 was an incredible task and he did it very well.

Sitting next to Mike is Chuck Stahl. He's our Executive Vice President and Chief Financial Officer. Now Chuck joined the company as a consultant in December of 2002. Those of you who followed our trials and tribulations in the accounting world know that at that time we had a lot of chaos on our hands.

What he took over was a rather dispirited group of people. Several months later he turned it into a well-oiled, highly professional finance operation that got us through the restatement and got us to where we are today. And then flattered us by saying after he came on board as a consultant, not knowing what kind of a mess he was getting into, flattered us by saying he'd like to take over as chief financial officer. And when you think about what that entailed, having to sign all these Sarbanes risk that says something good about the company and something good about Chuck as well.

Dean Souleles is our Chief Technology Officer. Dean is probably the sharpest and smartest technology person I've ever met and he has the added advantage and the added quality of being able to make himself understood, as I think you'll see.

Also with us as part of the senior management team is John Wright(ph) . John doesn't have a speaking role today but John is Executive Vice President of Finance as you know from our announcements. We are going ahead and consolidating the finance organization in Reston and when we do so the role of chief financial officer will transition from Chuck to John. We are very fortunate to be able to have that kind of a smooth transition. John, like Chuck, is a CPA. Chuck spent 30 some years with the Deloitte & Touche, John, 30 some years with Ernst & Young. Both very high level professionals in the finance world. We're glad to have him.

Also at this table, Rick Goldfien, who doesn't have a speaking role, is our Senior Vice President of Finance, who handles our financial planning and analysis and our M&A functions.

And we are fortunate to have two members of our board of directors here today. At the table in the back. Bob Pevenstein joined the board and joined the audit committee. And Bill Jurika joined the board, joined the governance committee, the compensation committee and I want all of you to know that the company's biggest shareholder sits on the compensation committee. And I feel pretty good about that. He'll be kept and he'll have high expectations.

I am really very proud of these people. I think the fact that we have been able to hold an organization like this, of this quality yet is a real testimony to the company's underlying strength, whatever we will incur in 2002 and in the early part of 2003. And that comes back to the reasons I joined the company in the first place.

Most of you know I had a pretty good deal going for my second career doing turnarounds. It was a lucrative field and I could work six months and take time off if I wanted to. And I found QuadraMed and I joined QuadraMed, which required a full-time commitment, moving to San Francisco and so forth, for two reasons. There were two things that were motivating me.

Number one, I've been in health care for a long time, as Carey mentioned, and I know that health care providers are getting way behind the curve in their use of technology. And it makes them grossly inefficient. Any of you have ever registered in a hospital or tried to figure out your bill when you leave a hospital know that still what they are doing is based in paper. The test (ph) may have been about 50 percent of what they're doing is based in paper and that's driving an enormous amount of inefficiencies.

So I knew health care providers were behind the curve and I knew they had to do something to catch up. And the fact of the matter is, it isn't just inefficiencies that is a problem. The Institute of Medicine issued a paper a couple of years ago indicating that about approximately or as many as 80,000 Americans a year are dying as a result of medical errors. I mean, what, a 767 crashing ever week, you know. I mean if that were happening we would -- we would certainly be doing something to improve aviation safety. We need to be doing something to improve health care safety and technology there is the key as well.

Look, if I want to find out what changed in my net worth today, I can do so as soon as the market closes with a couple clicks of the mouse. That's because I don't have much of a net worth. But you know you can do that. You know what technology can do.


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If I get hit by a bus and wind up in the hospital, they don't have a prayer figuring out what medications I take and what my medical history is. They wouldn't know where to begin. And even if I had been in the hospital for three days and begin having chest pains or something, you would think they'd be able to instantaneously with a click of the mouse, figure out what kind of medications they've given me and what other procedures they've been given. Technology can do that. It does it in every other industry, it's got to do it in health care. So I was just very attracted by the potential that the health care market had.

The second thing that attracted me to QuadraMed, which is still true, is its installed base. When I looked at the companies that QuadraMed had acquired, I realized that we were in over 1,900 hospitals one way or the other. Some with small applications, some with large applications, but there's hardly a hospital in the U.S. that hasn't heard the name of the company and many of them are using some of our products. And in our Enterprise division we were in, at that time, I think 160 to 170 hospitals and the satisfaction, the levels of customer satisfaction that were reported were incredibly high. I just felt this is something that can be built upon. This is a real opportunity.

And to give you an idea of the size of the growth, there's one -- the only slide I'm going to use is this. This is from the Dorenfest Survey (ph) , which we use a lot. It shows the total estimated amount of health care information technology spending in the United States rising from $20 billion a year in 2001 to $30 billion a year in 2005.

Yes, we focus on hospitals. Hospitals have got to be at least half that number. It's a big market. There is a significant market opportunity out there and we have the strength to take advantage of that market. We have got the potential to really make a significant dent in that market. We have a very confident, very ambitious and very strong management team. We have the experience, all of us, to run larger organizations. We've all done it and we've done it successfully. We are ambitious and we are here because we want to run a bigger organization. We want to be able to take advantage of this growth. And those of you who have been with us for a while know that we were well on our way to doing that in 2001 after the first turnaround and we believe we're going to get back on the track to do that again.

So we've got the management team, we've got the products, we've got the financial strength to be able to move forward and we are going to take those things and turn this company into something meaningful. It's going to be a lot of work but we're quite confident we can do it.

How are we going to growth? Strategically, for the last three years we have focused on taking the 28 acquisitions that QuadraMed made, divesting the ones that didn't fit and integrating the others into software businesses that were focused on certain core customer segments. We began integrating those products so that they work together, so that our Enterprise business is now today much more than Affinity. It's Affinity with other acquisitions that QuadraMed made in that acquisition spree that worked very well with Affinity.

We've worked very hard to integrate these applications, focusing them on common customers. Now we are working, and we have also for the last year and a half to two years, been working on integrating the technology and Dean's going to talk more about exactly how we're going to do that. So we believe we're going to skip a generation of technology and Leapfrog some of our competitors in that sense.

So we've got the applications, we've got the technology, the market place is there. Our number one strategy for growth is to make sales. We have got to make sales. We have got to drive the top line and that's what Mike has spent a bunch of time on, that's what I'm spending a lot of time on. I said on one of our employee conference calls, in this company everybody sells and nobody has anything more important to do than getting a new customer or holding on to an existing customer.

There are only 5,000 hospitals in the United States. We intend to be in front of every single opportunity that presents itself. We will do that by [Inaudible] . We have -- Mike and I both have shared backgrounds, by the way, and I hope you'll find that CEOs and COOs when they don't have anything else to do, always default to what they grew up in. Right. I mean a guy who grew up in finance who becomes a CEO, when he doesn't have anything to do will read financial statements. I grew up in the technology. If I don't have anything else to do, I'll look in technology.

If I grew up in sales then he doesn't have anything else to do, he can go out and see his customers. And we've spent a lot of time seeing customers, which is what we want to do. We have a great sales team. It's very well read. Very well managed. Good metrics. We intend to get in front of ever sales opportunity we can. Mike will talk more about how we're going to do that.

That's the first part of the strategy, continue to develop these products, put the products in place that we know people need, that we know hospitals need and do the sales and marketing and you get yourself in front of it.

The second part of the strategy has to do with M&A. We know we need to grow and we need to grow rapidly and we're not going to do it all through organic growth. So we need to move forward on the M&A front to build into the kind of company that we want to manage. And there are two aspects of the M&A strategy.

One, we have identified a number of product lines, if you will, that we need to complement our existing product lines. For example, our Enterprise systems leads
(ph) a laboratory system. Hospitals, particularly at the lower end of the market, 250 and below, want to buy from pure vendors. They want to buy more integrated solutions. We have pharmacy. We need lab and radiology.

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In all probability, it will be cheaper for us to acquire and integrate lab and radiology than it would be for us to build it. There are other applications, practice management, materials management, scheduling systems, that we feel we need to round out our overall product portfolio. Many of those will be acquisition candidates and we know the industry very well. We have actually used some consultants to help us identify, and these are many -- in many cases small, private companies that we will be targeting in our M&A strategy.

But there's more opportunities than that and it's hard to be specific about this. I can't be specific about it but here's what I believe and what I know. This industry has to much capacity. It has to many small and medium sized vendors developing applications for the same market. There's a need for some form of rationalization. There are just to much money being spent in public company overhead, to much money being spent on development budgets to develop similar applications for the same market. There needs to be a rationalization. We want to be a catalyst for that rationalization.

How are we going to do that? Wayne Bruce (ph) once said, "90 percent of success is showing up." So I do a lot of showing up. I know a lot of people in health care. I'm using all of my contacts, looking for opportunities. How can we get more efficient? What opportunities are there for us to do something that would grow the company more rapidly? That would transform the company?

I have a lot of contacts in private equity. I spent some time working for a private equity firm before I came to QuadraMed. I'm doing a lot of networking with those people, not only because they may see deals that would be very attractive to us and transformative for us but, also, if we find the right set of circumstances, they would be a source of capital -- of equity capital source. So you could grow in that direction. So I'm spending a lot of time doing that.

I know all the bankers who are in this space. I'm spending time with them and letting them know that this is our ambition. This is our goal. This is our growth. This is where we want to go. Now I don't want to leave everybody here with a lot of anxieties that we're going to have massive dilution or do something crazy and I know there have been crazy deals that have gone down in the health care IT space. I just believe that with the inefficiencies that are out there, we are going to be able to find opportunities where the synergies will be significant, the cost savings can be significant and deals can be done on a very accretive basis very quickly. And that's the kind of thing we're going to look for.

So we want to do something with this company. We're very ambitious. I didn't come here to manage for mediocrity. None of us did. We were on our way, I think, to a lot of greatness at the end of 2001, in the early part of 2002. We sort of had a little bookkeeping detour. That's behind us now and it's onward and upward.

And with that I want to introduce my colleague, Mike Wilstead. He'll talk about our operations. He'll be followed by Dean Souleles, who will give you an overview of our technology and products. Then Chuck will talk about our finances and then we'll have plenty of time for your questions.

Mike.

Whoops. We have very few but we only have one of these.


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Michael Wilstead - President and COO - QuadraMed Corporation


That's the cost cutting measures that Larry holds me to.

I appreciate the opportunity to spend a few minutes and talk with you. This is -- we believe at QuadraMed it truly is a great time to be here with this company. We feel that we have a tremendous strength and many of you know some of our strengths and I want to go ahead and just talk about a few of them.

Larry talked a little bit about our widely accepted product offering. We have a tremendous depth and breadth of the products that we offer today to the health care institutions and as I think we go through that you'll see some of the depth and breadth that we have and what we can offer.

He talked about the large installed base. 1,900 facilities out there using one or more of our applications today. It gives us a tremendous vertical sales opportunity to sell back into. With that depth and breadth we can actually sell our products as a bundled package or a stand-alone solution. So it presents a tremendous opportunity for us to continue to grow and increase our product offering.

We're going to talk a little bit about our successful product development. We're a software company and one of the things that we've proven is not that QuadraMed was an old acquisition company but that we, the QuadraMed today, can design, develop and introduce new products that work and customers of sales and Dean will talk a little more about that as well. Also going to reference, talk a little bit about our pipeline and I think you'll see that our pipeline is steady, it's strong and will continue to put emphasis on pipeline growth and I think we'll see great success.

How we're going to achieve that? Actually (ph) , as QuadraMed is dedicated to improving health care delivery by providing innovative health care information technology and services. That's the mission.

How do we get the job done? How do we focus it? We've organized our company today basically in a functional organization structure. We have a software division that is centralized. Dean runs all software development. I'll talk about our sales organization. It's centralized. Our product management strategy is centralized. There's no longer a division structure that's set up inside QuadraMed. So we truly can present one face to the customer to deliver on this key and critical mission.

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We believe that we have a strong management team. I think there's some successes here that we can relish in for the past year. If you take a look at our senior management team, our average in health care is over 16 years. Average with QuadraMed is five years. We know the market. We know the product.

One of the key indicators that Larry talked about already was that we were able to maintain our key operational and sales people through the restatement. We did not have turnover. We maintained these people. We kept them focused on doing their jobs. We did not have turnover of customers.

We, actually doing the time of the restatement, introduced about six new products, Dean? Six new product applications that we were selling through the course of the restatement period. So that tremendous focus and energy really attributed to this management team. We believe in each other. We believe in the company. We believe in the products and we believe we'll continue to be successful.

Our sales organization is what's going to help us grow organically, as Larry talked about. We have 75 feet on the street today. We've tried to keep them focused on the specialty products that we offer. We have an enterprise product offering and we have a health information management product offering. But the key to going to a hospital is to say, how can we bundle it and sell you a complete integrated solution, maximizing our opportunity and leveraging the products that we have today. So we kept that focus on individual specialty reps, all reporting up to regional managers, that report to one key sales individual who understands the market place and can control the cross selling opportunities.

We also recognize that we need to sell, and many of you are aware, that much of the HIS selection process goes through third party consulting groups. We have a dedicated team that is focused on selling to the first consultants, the Superiors, the Cap Geminis. Those individuals, as well as Larry and myself, spend a lot of our time working with these individuals. One of the things that we've found with QuadraMed is because of the acceptance of the products, these consultants understand that we truly are a must quote in almost every large situation that's out there.

We've received tremendous recognition from these consultants. Gartner, for example, just released their magic quadrant for revenue cycle management. They listed two companies in what they called their magic quadrament, QuadraMed and one other. First Consulting Group actually listed what they called and they rated CPOE solutions. Our computerized physician order entry received their highest ranking of ideal. Their highest ranking given by First Consulting, which you know has been very involved in leap frog initiatives and certifying CPOE.

To talk a little bit about our products, I'm going to touch on them briefly, show you the depth and breadth and let Dean go into more detail of how they surface and how they fit into the market space today.

The revenue cycle management for QuadraMed has been best known. Many of you might be aware that we offer a complete integrated solution. Probably the only vendor that offers an integrated solution for revenue cycle management. We have been awarded the KLAS Award, which is an independent consulting group that rates IT vendors in the health care space. We've been awarded five times their highest award and been the Best in KLAS Award five consecutive times. We did not receive that last year during the restatement but we were five consecutive times prior to that. So revenue cycle and patient financial accounting has been a strength for us in the health care space.

This list just basically shows some of the product categories in our financial offering. This is not all the modules that we sell in financial applications in said hospitals but these are product categories. The reason we point out so many bullet points, look at the tremendous vertical sales opportunity that we have to take these modules back into our existing customer base.

On the clinical side, mainly QuadraMed was known before and the Compucare (ph) company before that was known for revenue cycles. But because of the success we've had in development of CPOE, the acquisition of PDS Pharmacy, which was actually a three-time best-in-KLAS award winning pharmacy system. Other new products such as Clinician Access (ph) and charting. We now have installed over 300 sites in our clinical applications. So we're gaining tremendous recognition in strength in our clinical applications.

Again, the list provides a pretty good depth and breadth to go back and sell into our existing customer base more applications, more solutions, providing one solution to our -- to our customers.

In the HIM space, health information management inside hospitals, we've been recognized for many years as one of the market leaders in this space. Probably having the most comprehensive suite of products in this particular space. In 2002 we introduced the Quantim technology, which is a new architecture that took health information management products to a new level inside of hospitals.

In 2002 we released compliance applications on the Quantim platform. We released coding applications, corresponds management, disclosure management and this month we're actually releasing out of data our abstracting product to the market space. We continue to develop additional suites of applications on the Quantim platform and truly can provide one solution to a hospital HIM director.

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This is just a snapshot of a few of our customers. And the reason I wanted to show this is, you look at the scalability of our product offering. LA County, which is shown here, is one of the largest health care institutions in the world and they run the Affinity product. Well, Affinity's also ran at Madonna Rehab Hospital, which is a 50 bed, specially rehab center in Lincoln, Nebraska. The product's extremely scalable and will continue to manufacture and produce products that will meet the demands of the market.

How do we keep track of these activities having such a broad depth and broad per product offering? Larry and I both believe in managing through metrics. And some of the metrics that we challenge and check our sales people on, of course, first is pipeline and we'll talk more about pipeline.

Our pipeline is built from the ground up with our specialty reps qualifying their pipeline based on the product opportunities, the kind of closure, the opportunity or percentage for closure and then it's rolled up into one total pipeline. But we also measure and monitor things such as request for information or request for proposals. We monitor webcasts. We monitor onsite demos, onsite sales. What this allows us to do is to see trends. How well are our products being accepted in the industry and our customers listen to us an eventually buy those [Inaudible] products and hopefully we can determine sales trends.

Pipeline (ph) , of course, is probably the key indicator. We've been advised that we can not talk about actual numbers for pipeline because it's difficult to relate that back to GAAP but I can show you trends. And let me take you through the trends with which -- what has occurred.

This starts out in December '02 or, excuse me, December of '01 but our pipeline from December, or, excuse me, from 2002 to 2001 received tremendous growth. But if we start with the December '01, after the turnaround had basically been complete, we had put additional feet on the street, the company was being well received. You can see we had tremendous growth and our pipeline actually peaked at about August of 2002. Of course the restatement was announced in August or September and so we started to have a little decrease. But this main decrease here is really related to two factors and let me talk about those.

The first factor is, we had strong bookings in Q3 of '02 and very strong bookings in Q4 of '02. So that was the first decline in pipeline. The second was really attributed to the challenges the company was facing through the restatement process.

I think the thing that's critical here, as you look at the different pipelines, it actually leveled out in December '02, after the strong booking quarter, and we've really been able to maintain that pipeline at that level. The little dip that you see here is actually attributed to some successfully having closing some new Affinity sales. And if you know -- if you're familiar with the Affinity modules, those can sell from anywhere from $1.5 million to $5 million or even greater. So those are the largest ticket items. We did experience a time during that period where customers were reluctant to put us in the coding process or the bidding process due to the company's financial challenges.

Now how does that relate to bookings? We have the same challenge with bookings as far as GAAP earnings. So we can't talk about numbers but we can talk about trends and we can refer to that.

I'll refer to the fact that we had strong bookings in Q3 and Q4 of '02. We did go from a period of December of '02 to June of '03 where we were not successful closing a new Affinity contract. And I think we were -- we were open about that process. We did announce in June of '03 that Richardson Medical Center in Richardson, Texas, did sign and Affinity contract with us.

So we did get back on track in June of '03, signed an Affinity contract there, but because of our diverse product offering, during this time we still experienced new sales. We were still selling the HIM space, we were still selling into other departments of the hospital. This actual Q1 booking number here exceeded prior year bookings for the same period. So Q1 '03 was greater than Q1 '02. We sold the new contract in Q2 with additional HIM sales and other products and then in Q3 of '03 we did exceed again the same period bookings for the previous year.

In Q2 of '03 we signed two additional Affinity contracts. One is represented in these numbers. The other had a contingency clause for 30 days, sometimes hospitals agree to that, had a contingency clause for 30 days while they evaluated different things internally. That contingency has since expired and so that contract will be represented in our Q4 bookings. So we were successful closing again.

So where do we go from here? Q4 looks solid for us. We believe we'll have continued success in HIM. We believe we will have continued success and this trend will continue for our non-Affinity products and we do have good visibility on closing additional Affinity deals in Q4.

One area that many may not be as familiar with is the government sector. We have been extremely successful selling products into the veterans administration hospitals. Sectors we've penetrated with a product in almost 70 percent of the VA hospitals. We continue to introduce new products and new applications into the VA. This gives us a good platform to launch additional products and services and we continue to focus in this market and see this as a growing opportunity for us.

In conclusion, I started out by saying we believe it's a great time to be at QuadraMed. Why? Because of the strengths that we offer. The strengths and a seasoned management team. As Larry said, we're battle hardened. You know, we've been through a war together. We believe it. We know it and we understand how to succeed. We have the products that offer a pretty large depth and breadth and we can sell it as a standalone or we can sell it as a bundled solution. We have a large installed customer base. 1,900 customers out there that we can sell vertically back into. We have a solid pipeline but, most important, we've proven that we can deliver through challenging times.

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So, as I started out by saying we at QuadraMed think it's a great time to be here, we truly do and the management team will continue to focus, to deliver growth to this company.

So thank you for time. I'll turn the microphone over to Dean.


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Dean Souleles  - Chief Technology Officer - QuadraMed Corporation


Thank you, Mike.

Why don't we turn to our mission statement for a minute. This is important because the key is we're dedicated to improving health care delivery by providing innovative health care information technology. And I'd like to start with that as the company's chief technology officer because I believe our mission is not to provide technology, I believe our mission is to provide health care solutions and we use technology to provide those solutions when we use the vast amount of investment that's gone into the technology world over the course of the last half a century and applied that to health care solutions. And this differentiates us a little bit from some of the pure technology vendors, some of the really big people who sell software to all kinds of industries. And we are a health care IT company. We specialize in health care IT and that's what we do.

Now we recognize that as health care software applications become more clinically focused over the course of time, they're going to need to get better. They're going to -- whatever we said, you know, you have to expect, and we all demand, that our health care delivery system is going to be at least as efficient as our travel agent on the web, right? You want to be able to -- you want to be able to get to the -- your health care information with the same ease of use that you can get to all of your -- all the other information in your life.

And to do that we knew we needed to really look at the way we've built technology and health care a new way. And it turns out that our turnaround in 2000 coincided with the fall-off of the dot com boom and the availability of a lot of really, really sharp Internet-trained engineers. And we hired those guys and they came in and supplemented the staff of people that we had that grew up and were nurtured in health care. So we have the great combination of health care domain expertise and 21st century technology expertise mixed together in a single organization and we are very, very proud of the accomplishments that they've made.

Larry hit on it, a notion, a little bit earlier that, while we were busy acquiring companies in the '90s, some of our chief competitors were retooling their applications to make them ready for the Windows environment. They would take basically their old mainframe applications and down code them or re-engineer them so that they would work on a PC platform and Windows environment. Several examples of computerized solution or reentry were release in that way in the '90s and they made a great deal of investment in those products. And that was a good thing because they needed to do it but they now have a big ramp ahead of them if they want to get to web-based technology.

What we were able to do is start our clinical development with a rock solid foundation of Internet technology and web-based technology. And our chief medical officer, Dr. Bormel, likes to say that the early bird may get the worm but the second mouse gets the cheese. So we like to be the second mouse in this equation.

As we think about our products today, we think about how we build technology, we think in terms of layered architecture. And I just want to give you a flavor of how we think about technology. As Larry said, I don't like to use a lot of jargon in my -- in my technology presentation. So, you know, you won't hear me talk about any three letter acronyms for esoteric computer software things but I want to talk about how we think about it in general.

We separate the system into layers. Multi-layered architecture we separate out. The database layers say from the data repository, meaning where you store the data in the platform (ph) files on the system or the database on the system is independent of how you access the data, which is also independent of that kind of middle level framework and the application logic. The layers have separated. This gives you a lot of flexibility and allows you to support these two families of products with a set of common core functionality across the board. And that's how we think about technology and that's what guides us as we build our technology applications.

Now this architecture enables us to move our products to the next generation of technology without leaving our customers behind. Now you can get - take advantage of the current affinity platform, which is installed in 37 states, and is an industry recognized patient accounting solution. And yet, it works side-by-side with our newer clinical condition, computerized physician order entry and Quantim products. So you get the advantage of a rock solid existing technology with a new technology and a migration path.

Now any CIO that's making a purchase for healthcare information management system has got to be really, really careful because these systems only turn over once every seven years, sometimes less often than that. So then you can know that when they're making an investment, that number one, it's going to meet their needs today. And number two, that the company that's providing it has the vision and the skills an the ability to meet their needs tomorrow and make sure that they can do all of the things that they can do.

And so we have an evolutionary approach. You get to take advantage of our rock solid financial. And yet, you know, that as we develop and - deliver and develop these products and deliver them, they're going to be both complimentary, compatible with the leverage off the investment that you've already made.

Though we're really proud of our product development achievements, and Mike hit on this. And one of the key buzz words in the industry addressing patient safety and so on is computerized physician order entry. Now what does that really mean? Is it prescription writing? Is somebody asking about lunch? What does it really mean? Well it's a lot more than that. What it is, is all about transforming the way healthcare is delivered in the hospital setting. It's about addressing the needs of all of the clinicians involved in healthcare, the doctors and the nurses, the pharmacists and the lab technicians and the dietary people and the physical therapist. It's all about really transformation of clinical care. And some of the best minds in healthcare are working on ways to do this and ways to think about this.

Now we started out with our chief medical officer, Dr. Bormel, asking us to figure out what is it that physicians in particular really need? And what's going to make CPOE system useful to them. And they told us four things. They said it has to be easy to use. It has to be fast. And interesting, they said it has to help us be better doctors and keep us out of trouble. Now they're easy to use and fast. I mean those, the technologist, you say OK, we know how to use the Web. We can make that stuff happen. But what we really want to do is focus on those second two ideas, is how do you help doctors be better doctors? And how do you keep them out of trouble?

And we think those ideas are under represented in many of our competitors products. So this display is a snapshot from the live application. And I want to take a minute and talk you through what you're seeing here so you get an idea of the complexity and the depth of it. Now I'm not going to take you through the whole thing because when I asked Dr. Bormel to tell me about this slide, he sent me a 22 minute description of what all that is going on here. And that's how much richness there is here.

But briefly what's going on is the physician has entered an order for a drug called Warfarin. And Warfarin is a good example, because Warfarin is acknowledged as a primary cause of adverse drug events, or negative unintended consequences of using the medication. So what's happened here is when the physician entered the order for Warfarin a number of things happen without the physician having to do anything. And that made it user to use. And that is we brought up all of the lab results related to Warfarin or all of the things that are interesting.

We identified that certain lab results, see these little exclamation marks are actually out of bounds. We brought up a pharmaceutical warning saying that this is a potential for causing an adverse drug event. We apply some intelligence and we brought up options. So what do you about this, these are the antidotes for this particular event. And we did that all without the physician having to do anything other than enter his order. In other words, instead of a physician having to go look up the information and find it, we presented it to him in a just in time way based on medical knowledge embedded on the application based on the way the physician has told us he wants to view this particular information. So we made it easier to use. He just had to enter his order. He didn't have to go look up the information. We've helped him be a better doctor. We've told him about things that he needs to be aware of. And we've helped keep him out of trouble because we've shown him the things that are relevant to his order, and helped him prevent an adverse drug event on this patient.

And so that's where we think the strength is. And again, there's a great deal more complexity going o here that I can go in to at the moment, but I hope that gives you a sense of the kind of things that we're doing with the applications. And why we are so excited about this application. And very pleased that it is installed and helping treat patients today.

The other aspect of our business, the healthcare information management business has made a lot of great progress there. And I want to take you through this slide for a minute. This actually represents what my spine will look like if we don't get the next versions of our products out on time. That's what Mike was telling me at the break.

What this shows is the power of the layered architecture. And you can see up here are these tabs coating abstract and compliance correspondence, document management. Brand new product in this platform. Electronic signature, medical necessity. Also talk about layered architecture that I talk about. When we deliver these products, we can deliver the entire product, but you only enable the tabs that you have licensed. And under the other tabs, you click on those, you get a little demo of the product, and you talk about how you can license those. So it's a natural up sell of the product.

And what we're finding is that where before when we had 28 different products, you know, our coding from here and an abstract [Inaudible] compliance from other there, we'd sell one. And then we'd have trouble selling the other one because it was on a different technology, different database everything else. And now we're finding that we can sell these in bundles. And we put more and more in it. It's easier and easier for them to use. And that way, when they purchase the other module, it's just simply a matter of enabling the license. So we're really pleased with the progress there.

So I wanted to give you flavor of some of what we're doing in technology. I wanted to talk to you about some of the key products that you may have read about in some of our press releases computerized, physician order entry and our Quantim applications. I wanted to you to understand that when we think about technology, we think about it in terms of what the consumer's buying today, what they need tomorrow, and how they can leverage their investment. And the fact of the matter is, a couple of years ago, QuadraMed could not say it was a software company. It was a company that acquired software companies. Today, QuadraMed is a software company.

We have developed product and delivered it on time and under budget. The products have good claim with the users. And are being widely recognized in the industry as industry leading products. And I can't think of a single thing that any software company could be more proud of than that.

Thank you for your attention. At this point, it's time to turn the floor over to our Chief Financial Officer, Chuck Stahl.


--------------------------------------------------------------------------------
Chuck Stahl - CFO - QuadraMed Corporation


Thank you, Dean. You've all been very patient. We've gone through a lot of information I hope you found useful. I'm going to try and go through some numbers very quickly. We did include our basic financial statements in the 10-Q that was sent out. And we will be filing our 10-Q by the end of the week. So there will be a lot more numbers available than what I'm going to cover here today.

The first thing I want to talk about we made significant improvements to our internal controls in 2003 since I actually joined QuadraMed as a consultant. I moved from that consulting position, as Larry said, to the CFO on April 15th or 2003. We then built a complete financial organization made of full time employees as opposed to the consultants that we had to use before.

In addition to the public reporting that you see, this financial organization is now performing timely monthly closings, reconciliation of accounts, and internal management reporting including analysis.

We have upgraded our PeopleSoft software that will allow us to add contract and management project management reporting. We've created an exposure committee, and underlying sub certification of key managers, commensurate with our filing of our 2001 10-KA. We've developed a plan to comply with section 404 of the Sarbanes-Oxley act. Our audit committee has strengthened its role in governance, and has added two new members with significant financial expertise.

We're in the process of consolidating our financial functions in the corporate headquarters office in Reston, Virginia. We're developing detailed plans and hiring professionals to lead the transition. The transition is going well. It's expected to be completed in conjunction with our 2003 10-K.

At this point in QuadraMed development, the key - the final and key financial metrics are important to focus on, revenue, cash flow from operations, research and development, cash position, working capital and total stock holders equity both adjusted for net deferred revenue.

Total revenue remained fairly consistent between 29 and $30 million over each of the three quarters, for the license revenue improving slightly in the third quarter. You should note that during this period, we also added over $9 million to our deferred revenue. And I'll discuss deferred revenue in a couple of minutes.

Cash flow from operations has been improving over the first three quarters of 2003. Six point four million was used in operations in the first quarter. One million dollars and $4.1 million were generated in the second and third quarters. The cash flow from operations even looks better if we adjusted for the non reoccurring cost associated with the restatement. With the first quarter using $2.1 million versus the 6.4 and providing $3.2 million versus the one million in the second quarter.

We are cash flow positive in 2003 and have generated cash flow from operations after adjusting for the restatement costs.

As Dean demonstrated, we are a software technology company. And as such, we must continually invest in enhancing our existing products and developing new products to meet marketplace needs. Before mentioning cash flow results are achieved even after investing these amounts in 2003.

Cash, cash equivalents and short term investments also have improved during the year. The beginning of $26.2 million in December 31st, 2002 and finishing at $35.6 million at September 30th. The $9.4 million increase in cash is a result of many transactions beginning with the net loss for the nine months ended September 30th of $22.2 million, and adjusting it for the non cash items and changes in working capital to get to $1.3 million of cash used by operations.

Investing activities primarily related to the sale of the HIM services division provided $2 million of cash. Financing activities primarily related to the restructuring of our long-term debt provided 8.8 million in cash.

Now to this deferred revenue. Most companies that sell computer software have an unusual general ledger account called deferred revenue. It has a credit balance, and is classified in the balance sheet as a liability. However, it's unlike most other liabilities in that it's not paid in cash. When we bill and collect from customers, but have not met all of the accounting requirements, we credit deferred revenue. We may have to incur some additional expenses to meet the accounting requirements, but that's not always the case.

The cost of license revenue is less than 20 percent of license revenue. And a portion of that is the amortization of previously capitalized software development cost. Generally, most of our deferred revenue will be recognized within the year following the citing of the contracts. This could be longer for some of our larger contracts.

The opening balance and deferred revenue as of January 1,2003 was $39.5 million, an increase to $49.1 million at September 30th. Primarily due to $5.4 million related to HIM new governmental contracts, $2.7 million in other HIM contracts. And 1.5 million in enterprise division contracts. I made an assumption that it takes an additional cost equal to 20 percent of the deferred revenue to recognize that deferred revenue on this schedule to get to net deferred revenue.

Our working capital of 18.1 million at December 31, '02 and 11.1 million at September 30, '03 is adequate for a technology company of our size. This is especially true if you look at working capital adjusted for the net deferred revenue. Remember, we're not going to pay for this liability. If I were to add the deferred revenue to working capital, adjusted working capital would be $49.6 million at December 31, '02 and 54.3 at September 30th.

Since the restatement of our financial statements, I'm frequently asked about total stockholder's deficit which was 7.2 million at December 31, '02 and is now
15.5 million. The accounting for deferred revenue significantly impact our total stockholder's equity. If you were to assume that 80 percent of the deferred revenue were to become equity in the future, and adjusted as of the balance sheet, date, our total stockholder's equity would be $24.3 million at December 31, '02, and 23.8 million at December 30, '03.

Further sophisticated investors, recognize that our financial statements are prepared o the lower cost to market basis. And the true value of our intellectual property is not fully reflected there in.

On to the future, on finishing 2003, we've already recognized $88.4 million of total revenue for the nine months ended September 30th. And the current revenue run rate puts us just below $118 million for all of 2003 if I were to extrapolate that.

Based on analysis of bookings, backlog, maintenance deferred revenue, we have visibility on 32 million of potential revenue in the fourth quarter. Please recognize this visible revenue is dependent upon many factors, some of which are out of our control. Revenue from new sales in the fourth quarter is not included in this - the aforementioned visible revenue. We think full year revenue of 117 million to $121 million would be a good results for 2003, given the amount of turmoil that we've been operating in. This would equate to a 6.8 percent to a
10.4 percent increase in revenue for 2003.

We expect to continue to invest in our products, and develop new products. Our research and development expenses expected to exceed $20 million for 2003. Yes, $20 million for 2003.

Based on our analysis, operations, and other cash flows, we expect to end the year, with more than $35 million of cash, cash equivalents and short term investments.

We're in the process of completing our 2004 budget that will go to the Board of Directors in early December for their approval. At this point in time, we must be cautious about what we say to you about 2004. We believe that revenue will increase at a similar or greater rate than the one for 2004. We will manage our cash, cash equivalents and short term investments conservatively. And we expect that our net loss will improve.

Larry, to you for questions.

+++ q+a


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Thank you, Chuck. Thank you, Dean. We are going to now turn to questions and I will try to repeat the questions, so that people on the webcast will hear it. Yes.


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible].


--------------------------------------------------------------------------------
Lawrence English - Chairman and CEO - QuadraMed Corporation


All right, the question has to do with the number of Affinity sales which were running in the 10 to 12 a year basis before the restatement finish. Mike, do you remember how many we closed in 2002?


--------------------------------------------------------------------------------
Michael Wilstead  - President and COO - QuadraMed Corporation


Well we actually closed - can hear me in the back?


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Yes, well we closed eight Affinity sales in 2002.

--------------------------------------------------------------------------------
Michael Wilstead  - President and COO - QuadraMed Corporation


And however, one was a Medcath deal that we announced earlier that has several multiple sites. So the dollar volume is actually higher than the 10 we projected, and what we planned on. So we closed eight deals, but more sites than what we had planned on.


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible] .


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


And the - yes, obviously the reason for that is we were cut our of the RFP process for a big chunk of the year. Yes, unid.


--------------------------------------------------------------------------------
Unidentified Participant


Larry, Mike in his presentation alluded to that hospitals was turning over this part of this business every seven to 10 years. On average, how many hospitals make a change? What is your opportunity on an annual basis per the full number of hospitals that make the change? And then specifically in maybe your, you know, [Inaudible] whatever.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


We don't really limit ourselves to that 300. But the question is how many hospitals are actually coming to market during the course of the year. How many opportunities would they be that we would be waiting for -- for Mike Go ahead.


--------------------------------------------------------------------------------
Unidentified Participant


OK. We use two industry analysis groups to take a look at that data. There's a Dorenfest Data and there's a company called RL Johnson. And the Dorenfest Data is probably a little more - spends a little bit more time on the actual replacement. How many deals come up, you know, for grabs? And they estimate about 200 deals a year come up for grabs in that space you're talking about, our suite spot if you will. So that's the estimate that we've run to.

Now we have that data. We show every hospital in the United States. And, you know, when their contracts expire. And that's what we use as one of our management tools to guide our sell through. I can't tell you the dollar volume of that.


--------------------------------------------------------------------------------
Unidentified Participant


....G&A in the quarter was 87. What in there might be extraordinary as it relates to [Inaudible] all of the problems [Inaudible] .


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


For the three months just ended September 30th?


--------------------------------------------------------------------------------
Unidentified Participant


Yes.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Most of the restatement cost is out of there. We are running a lot of duplicate expense associated with having the finance operations still in San Rafael operating that building, and building a new finance staff in Reston. So that will get rationalized in the first half of 2003. We'll only have one finance staff by let's say April. I would say that's the biggest extraordinary item in the G&A account.


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible].


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Pretty close to [Inaudible] .


--------------------------------------------------------------------------------
Unidentified Participant


Do you have a goal as to where [Inaudible] ? Because if you go back to early quarters [Inaudible] .


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


I think we can - as I said, we'll get some out as we rationalize the finance operations, get down to single finance operations. But here's the deal, Sarbanes has probably added a million all by itself. I mean what we need to do to comply with 404 requirements. The strengthening of our internal controls, the documentation, testing, verification of our internal controls. All of that has added a significant amount of fixed cost. I mean there's just an additional layer of cost that's been put in. And that's why I think the success is gravely
(ph) down. We'll manage expenses aggressively, but the success has got to be grabbing the top line. There's a lot of leverage associated with grabbing the top line.

--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible].


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Yes, I'll let Mike handle that. Mike and Dean can handle that.


--------------------------------------------------------------------------------
Michael Wilstead  - President and COO - QuadraMed Corporation


The question was had we reviewed the CPOE. First, consulting did review product and rate it as ideal which is their highest rating of CPOE. We have the successful selling that in to, I believe we have 16 or 17 contracts, somewhere in that range. We have it installed, out of beta and taking live patients at Great Plains regional medical center in North Platt, Nebraska. And we're in the process of our second install right now.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


And when will the second install be up and running?


--------------------------------------------------------------------------------
Dean Souleles  - Chief Technology Officer - QuadraMed Corporation


Well it's a process. It would be towards probably the middle of the second quarter, next year.


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible].


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


So what's the average selling price.


--------------------------------------------------------------------------------
Dean Souleles  - Chief Technology Officer - QuadraMed Corporation


About $500,000 in license, and an equivalent amount in implementation and services.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Yes.


--------------------------------------------------------------------------------
Unidentified Participant


Your angle as far as mentioning some of your competitors work with partners, developing partners. And it occurred to me that since you have a clearly different sense [Inaudible] getting back on track would be to leverage [Inaudible] your expertise with partners .


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Are you speaking of the specific firm type partners or ...


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible].


--------------------------------------------------------------------------------
 Lawrence English  - Chairman and CEO - QuadraMed Corporation


The question is do we work with partners? And the answer is absolutely. We work very closely with, I mentioned a while ago that we need a lab system. We work very closely with a couple of existing lab vendors. So we have partnership relationships with them. We are talking with a number of firms - there's been a lot of talk in the marketplace, and we think some opportunity for us for outsourced arrangements where our software might run in a data center that is owned by somebody else on a fully outsourced basis. We are in conversations with several potential partners, because I'm going to get into the data center business.

So we're in discussion with several partners about could we put an outsource subscription based product together to run in their data center. Yes, we are exploring those kinds of things.


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible] strategies for your company or --.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Yes. I mean I would classify them as very early and too early to talk about progress. But if indeed, there is going to be a movement towards outsourcing, and towards joining these in separate data centers, then it would become a major part of our strategy to work with a partner. Because as I said, I'm not going to get into the data center business.

--------------------------------------------------------------------------------
Unidentified Participant


May I ask another question?


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Certainly.


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible] very popular [Inaudible] .


--------------------------------------------------------------------------------
Dean Souleles  - Chief Technology Officer - QuadraMed Corporation


Sure you want to answer that one, Larry?


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Part of Dean's job is to make sure the CEO never makes a fool of himself when talking about technology.


--------------------------------------------------------------------------------
Dean Souleles  - Chief Technology Officer - QuadraMed Corporation


So Linux goes to the core of something called open source software technology. And this is - there's kind of a cultural movement towards the notion that we've all got to be giving away software. And the software ought to be some sort of communal right. Of course, we all know that it's really difficult to get people who are not in college to work for free and to make the kind of investment. You've seen the numbers that we're spending in R&D in order to get our products ready.

There is an aspect of technology in the law that is not settled yet, that kind of puts you at some risk if you are going to deliver your products on top of this open source technology. Not if you give away your intellectual property based on the way they license this stuff. The hospitals are not demanding it yet. There isn't a huge swing for it.

And realize that our systems are installed a mission critical systems in the hospital. They're the hospital financial system. They're the hospital clinical systems. And we start treating patient care, they want to know that there is somebody accountable for that software. And you can't find somebody who's accountable for open source software at the moment. So we're not currently planning on releasing on that platform. The customers aren't demanding it. And it's an open question.

Now that being said, our architecture is designed to take advantage of the open source technologies, the Web browsers and the application servers. And there is nothing about our technology that would prevent us from deploying on top of Linux. And, you know, we've done it in test labs and things like that. There's nothing about it that would prevent us from deploying it if there was a market demand for it.

Yes, unid.


--------------------------------------------------------------------------------
Unidentified Participant


I've got a few question. One is, I think you're known as mainly a provider for small hospitals. And yet, I've heard you talk about how you're scaleable. You've talked L.A. County and so forth. What is the real - how do you segment the market? And what are you limits if any?


--------------------------------------------------------------------------------
Mike Wilstead - President and COO - QuadraMed Corporation


Well the question is how do we segment our market, what are our limits? Our limits have not been because of size, unid. We really can scale our products in not only L.A. County, but you can take Orlando Regional, you can take Froedert. You know, these are pretty large teaching institutions, trauma institutions with multiple sites.

What has happened is the larger institution, a lot of times, feels comfortable with the bigger company. And they'll take a look at the integration piece. Some of our competitors, who are considerably larger than us have shown - have been in the business probably longer. I've been able to work those systems at a higher level than we have and just been ahead of the game. But the product itself it's scalable and what will run, and we can demonstrate that in those facilities.

Our strategy, though, as a second question is to continue to be successful in our sweet spot. You know, we have been successful in the 100 to 300 bed hospital range. We'll continue to keep our focus there. But you know, up sell in to the larger institutions.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Can I add just something a little bit? The way I'd segment the market in my mind is at the very small end, we have competition with companies like SPSI and Meditech. We sell clear innovated applications. This is a 100, 150, 200 bed hospital. That's one of the reasons we need to move toward more fully integrated applications. But our applications are deeper than theirs, and our technology is better than theirs. So we're able to compete with them pretty effectively. And that 200 to 250 bed market community hospital has really been our sweet spot. We want to move upward, though. Our products are very scalable. And we want to be able to challenge, maybe just below the academic medical center which we're perfectly happy to let [Inaudible] plan.

So we really intend to move up in that - into the integrated delivery systems.

--------------------------------------------------------------------------------
Unidentified Participant


What business [Inaudible].


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


One penny.


--------------------------------------------------------------------------------
Unidentified Participant


And they're not obviously included in the share count?


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


No.


--------------------------------------------------------------------------------
Unidentified Participant


You've had a very nice movement in your allowance for doubtful accounts. And I was wondering if you can discuss that at all?

--------------------------------------------------------------------------------
Chuck Stahl  - Chief Financial Officer- QuadraMed Corporation

Chuck Stahl Chief Financial Officer: The question is that we've had a nice movement in allowance for doubtful accounts. And what has been the factors contributing to that? I think that we do some amount of credit check ahead of time now. We have a heavy follow up on cash collections. And putting more effort in to those things. We're a long way from being as good as we can get. But we made some good progress over the last nine months and I'm able to devote more attention to it.


--------------------------------------------------------------------------------
Unidentified Participant


Here's to progress. I lost my last question. I'll come back to it.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


OK


--------------------------------------------------------------------------------
Unidentified Participant


It's been a year-and-a-half since anyone has asked questions about your competitive landscape and I'm kind of interested to see whether in that sweet spot area where [Inaudible] . Is there any change in the [Inaudible] and will you go up against the - although you say you [Inaudible] .


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


You want to comment or you want me to?


--------------------------------------------------------------------------------
Unidentified Participant


Yes.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Any of us can comment on that.


--------------------------------------------------------------------------------
Dean Souleles  - Chief Technology Officer - QuadraMed Corporation


Yes, in that - in that sweet spot, has there been a change? CPSI has been moving up a little bit. MEDITECH is still a very formidable competitor and does a nice job.

Cerner has made an announcement I think the last year that they wanted to move down into that space a little bit more aggressively and tried to break into the financial package, if you will, revenue cycle management. So we haven't see - you know, MEDITECH has always been there, CPSI has been there. They've gained a little traction.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Eclipsys has had a bit of that. But there's some product functionality issues, which has helped us.


--------------------------------------------------------------------------------
Dean Souleles  - Chief Technology Officer - QuadraMed Corporation


Right. Epic jumped into the healthcare space I guess with their large Kaiser contracts where they've been more focused in ambulatory and...

--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


When I look at the - when I look at the prospects, the top 10 prospects and so forth, which we do regularly, it's - I'll say MEDITECH.


--------------------------------------------------------------------------------
Dean Souleles  - Chief Technology Officer - QuadraMed Corporation


I would say eight out of 10 times when we get down to one or two, it's going to be - it's going to be MEDITECH, and the rest of the time, it's going to be Turner, and occasionally we see McKesson or Siemens [Inaudible] there. Again, it depends on the - on the mix.

We actually don't go head to head too often with CPSI and Keene because they're mostly in the under-100-bed market and the very small hospital market, and we don't - we don't see them all that often.


--------------------------------------------------------------------------------
Unidentified Participant


Yes, sir.


--------------------------------------------------------------------------------
Unidentified Participant


Just talk a little bit about the debt and [Inaudible] capital structure now with the details, how you [Inaudible] shares out [Inaudible] , and on the bed side, the work crisis and [Inaudible] cash or [Inaudible] .


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


All right. We - I think we had a little better presentation on the face of the balance sheet this time than we had the last time. We have - we refinanced the 2005 debt with 2008 debt that carries a 10-percent coupon, which is payable six percent in cash, four percent in kind for 12 months -- first 12 months.

The 10 percent drops to nine percent when we get re-listed, so we're going to do everything we can to get re-listed obviously. That would save the company $700,000 a year in annualized interest expense.

About 12, between 11 and 12 million of the old debt did not get put, so it's still on the books, and that is really called the five-and-a-quarter convert due in May of '05, and the convert price is in the 30s someplace.

The new debt, 71 million, is due in '08, and we issued 11 million penny warrants along with that - along with that debt to get the restructuring done.

There are stock options outstanding of - forget what that number is - seven million, many of them underwater (ph) . And I think that's pretty much the picture.

The - just to talk about the restructuring for a minute - I don't want to belabor the problems that we had in the first half of the year. But I think we made a very good deal for the company . And, you know, frankly, one of the things that really heartened me was that the people who invested in that 2008 took a big ownership interest in the company.

I mean they really believed in the company and believed that we could move forward. And that was not an easy deal to do because we were - we didn't have a lot of the financials. We couldn't do a tender. So I think we got a good result for everybody in that - in that deal. Does that answer your question?


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible] .


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Well, the big - the big hurdle - you always wonder what Nasdaq or any of these exchanges are going to say about the SEC investigations that are going on.

But, you know, I'd take heart in the fact that the SEC has now said that they do not intend to pursue any enforcement against and current members of management or the board.

The big hurdle for Nasdaq is the $4 share price. And we have to think long and hard about do we want to try to do a reverse split to get that $4 share price so we can get back on Nasdaq or, you know, just see what kind of momentum we get, what kind of sales we get going. And we haven't made a decision as far as that's concerned.


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible]


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


The only - the only small cap initial listing requirement, we can't meet. You know, there's a menu with this or that and, you know, [Inaudible] and so forth. If we had a $4 share price, we would meet their listing requirements. [Inaudible] .

--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible] .


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible]. We missed that last.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


All right. The - I'm sorry. I should be repeating the questions. The question had to do with the initial listing requirements for the Nasdaq small cap market. And my answer was the only one we are missing is the $4 share price, and Bryan
(ph) followed up with does - is there a minimum net worth requirement?

And frankly, I can't remember all of the requirements and how they're arrayed, but you don't have to meet everything. You have to have so many market makers. You have to have so much of a market cap and so forth. And if we had a $4 share price, everything else would be in place and we'd qualify.

And then they'd have the subjective judgments about any concerns they'd have over the SEC investigation and so forth, and I think we can get by those hurdles.


--------------------------------------------------------------------------------
Unidentified Participant


How many of your customers currently have CPOE products in place?


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Practically none. Practically none - a lot more talk about CPOE than actual buying of it. In fact, of our existing customers -- do any of them have CPOE if they don't have ours? I mean it's really a neat concept in a new marketplace. So I think virtually all of our Affinity customers are a prospect for CPOE.

Dean Souleles Chief Technology Officer: Larry, the current issue of, I guess it's "Modern Physician" basically still estimates that less than five percent of physicians are using a CPOE-like product.

And within the acute care hospital setting, it's probably more like two percent. Most of the rest of those have ambulatory systems or physician office systems which were a different kind of system.


--------------------------------------------------------------------------------
Unidentified Participant


Well, what's happened in the last year and half since you guys started talking about this, you were so excited about it, and this is the Holy Grail, and now there's nothing [Inaudible] sales.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Well, we're making sales. But let me ask you a question. The question I think if I can paraphrase it a little bit, is if CPOE is the Holy Grail, how come more people aren't using it or don't have it today?

The fact of the matter is if we didn't have it, we wouldn't be selling any Affinity products. People wouldn't buy from us even if they're not buying CPOE because they know that sooner or later they're going to have to have it. We've got all this pressure from the Leapfrog group and the government, from all kinds of people.

But on the other hand, it's expensive, and they have to get their docs to agree. And it's fine to have CPOE, but if you - you know, the physicians, for the most part, don't work for the hospital. So the doctors have to be convinced that it's going to come off.

So hospitals are making decisions on the basis of who's - I'm going to buy certain clinical systems and I'll buy your CPOE but I'm not going to install it for 18 months or I'm not going to install it for 12 months because my docs aren't ready yet. Am I saying this fairly?

I mean if - but if we didn't have it, we would not have sold the pace of the accounts we sold this year because they know they're going to need to do it at some point.


--------------------------------------------------------------------------------
Unidentified Participant


And I think...


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Go ahead. Yes, go on.


--------------------------------------------------------------------------------
Michael Wilstead  - President and COO - QuadraMed Corporation


[Inaudible] point there. I mean we have sold. I think I mentioned earlier we have 16 or 17 contracts that we have sold and includes CPOE. So those are either vertical back into our existing customer base or new sales that include a CPOE module. It's a long install process, and as Larry said, it's a tough sell to get the physicians to adopt.

--------------------------------------------------------------------------------
Unidentified Participant

[Inaudible]. Are they all about that price?


--------------------------------------------------------------------------------
Michael Wilstead  - President and COO - QuadraMed Corporation


I couldn't tell you the price. I would assume, but I can...


--------------------------------------------------------------------------------
Lawrence English - Chairman and CEO - QuadraMed Corporation


Well, a lot of them are the Medcath (ph) , right?


--------------------------------------------------------------------------------
Michael Wilstead  - President and COO - QuadraMed Corporation


Yes, there's some...


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


A lot of those contracts are...


--------------------------------------------------------------------------------
Dean Souleles  - Chief Technology Officer - QuadraMed Corporation


Some are the ones (ph) in the Medcath (ph) and [Inaudible] .

But we are seeing CPOE in every single enterprise system request for proposal that we answer, and we are including it in virtually every enterprise deal that's on our - on our pipeline today, as we are pharmacy and all the other clinical applications.

Clinical concerns are driving decision making. Without the clinical, as Larry said, we wouldn't be selling products.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Go ahead. [Inaudible] .


--------------------------------------------------------------------------------
Unidentified Participant


That's already been asked. Regarding your pipeline, I know you can't give numbers. But my question is has it changed a lot since the restatement and there are a lot of people just waiting to see that happen? How's that going to make [Inaudible] change this?


--------------------------------------------------------------------------------
Michael Wilstead  - President and COO - QuadraMed Corporation


Yes, I think what we've shown in the pipeline is it's remained stable. And when you consider that we've had new sales, to even maintain it at the stable rather than a decreasing volume, we feel - we feel very comfortable that we've been able to solidify that pipeline.

So we've made new sales every month in other products, and we've added to the pipeline every month. And that's what's - that's what's helped us keep a stable pipeline. We anticipate that it will return to pre-restatement loss.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Yes. But it wasn't - it wasn't like a flood all of a sudden. It's going to take work. I mean there's a - there's a lot of missionary work to do with the consultants, with the hospitals and so forth.

I mean, you're all sophisticated investors. You can look at our financial statements and say wow, these guys spent 18 months and, you know, between $16, $17 million and moved $15 million of shareholder equity into deferred revenue [Inaudible] return. What's the big deal?

But hospitals need to be sold. They need to be convinced that consultant come in [Inaudible] go along that we're OK. So it's not like, you know, we filed the 2001 10-KA and the 2002 K and the flood started, we're having to work. But we are, and as Mike says, it's good, steady progress.


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible] customer coming out of [Inaudible] next year. Are you - are you calling the product [Inaudible] in the marketing release here this morning?


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Yes.


--------------------------------------------------------------------------------
Unidentified Participant


You [Inaudible] ?


--------------------------------------------------------------------------------
Dean Souleles  - Chief Technology Officer - QuadraMed Corporation

--------------------------------------------------------------------------------
Dean Souleles  - Chief Technology Officer - QuadraMed Corporation

The question is, is the product generally available, CPOE product? We announced general availability in the second question of this year. It is live and functioning. It is not a beta product any longer, but it is an evolutionary product.

It's going to - we're going to be developing on top of CPOE platforms for a number of years to achieve the full vision, as I think you got a taste of in the
- in the [Inaudible] click (ph) through earlier. It's a complex product with a lot of - a lot bells and whistles, so we're going to continue developing.

It's not - it's not a done deal by any means, but we think we already have a very competitive solution that shows very well against anybody else who's doing this and have good vision.

The fact of the matter is, though, for the industry, there are not a lot of success stories with CPOE because of the complexity. So I would expect that there's going to be a period of ramp up time here.

Everybody's buying it but, you know, when we sell new systems we do the financial system first, and the clinical systems tend to be in the second phase. And it's going to take us time to get, you know, a significant number of hospitals up and running and using it.


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible] for the existing systems?


--------------------------------------------------------------------------------
Dean Souleles  - Chief Technology Officer - QuadraMed Corporation


Yes.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Go ahead.


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible]. Some of us didn't get [Inaudible] .


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


The question is do the existing systems meet all of the HIPAA (ph) requirements?


--------------------------------------------------------------------------------
Michael Wilstead  - President and COO - QuadraMed Corporation


And the answer is yes, they do. You've got the privacy requirements, and you've got the pending security requirements, and you've got the EDI requirements, or the - or the transaction set requirements.

And again, being healthcare technology specialists and being, you know, intimately aware of all the things that were coming down, we were prepared well before the regulations got finalized.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Yes.


--------------------------------------------------------------------------------
Unidentified Participant


What [Inaudible] revenues [Inaudible] ?


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Percent of revenues from HIM? Anybody got that off the top of their head?


--------------------------------------------------------------------------------
Unidentified Participant


It's about 30 million [Inaudible] or 90 million to about a third. We [Inaudible]


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


The question was what percentage of revenues are represented by HIM? And the answer is about 30 percent.


--------------------------------------------------------------------------------
Unidentified Participant


[Inaudible].


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


You know, I'd have to go back and look at the - you'll recall that all this restatement started in the second quarter of last year when we deferred a whole bunch of coding sales. So I think you might get a misleading answer.

I don't have any reason to believe it's changed dramatically in terms of - in terms of our sales and what we're actually booking. Actually what has changed is government is probably a...

--------------------------------------------------------------------------------
Michael Wilstead  - President and COO - QuadraMed Corporation


I think the mix might have changed a little bit. You know, we've sold more into the government sector than we have in the commercial market space.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


It's the same. Other questions. Yes.


--------------------------------------------------------------------------------
Unidentified Participant


Would anyone [Inaudible] ? Could you identify those?


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Well, we haven't made any announcements and don't intend to make any announcements, but the company has been clearly moving in the direction of focusing strategically on its software businesses, and we have one service business left, the financial services business.

But we have no specific -- we haven't announced anything about selling it. But the strategic businesses are clearly the software businesses.


--------------------------------------------------------------------------------
Michael Wilstead  - President and COO - QuadraMed Corporation


Can I have a stab at that too, Larry? We did - the financial services business deals with revenue cycle management, so we have had hospitals sell a few, but some hospitals will allow us to work their A/R before we sell, you know, Affinity. So it's not something that doesn't completely fit. It's something that we can use.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Right. [Inaudible].


--------------------------------------------------------------------------------
Unidentified Participant


Regarding the CPOE products, [Inaudible] a library, so to speak, are all these potential complexes of revenue based on what a physician or somebody [Inaudible] the patient to deal with the idea - are you going to avoid conflicts or [Inaudible] there?

A lot of that [Inaudible] liability for if you [Inaudible] something or [Inaudible] changes or what have you, how do you deal with that [Inaudible] ?


--------------------------------------------------------------------------------
Dean Souleles  - Chief Technology Officer - QuadraMed Corporation


I got it. The question is the CPOE system, which is involved in with treatment of patients and helping doctors make clinical decision making has a lot of embedded information - apparently has a lot of embedded clinical information in it.

But the reason that CPOE systems take so long to install is that virtually all of that is that content piece is done on a hospital-by-hospital basis. The system basically provides the tools, you know, the tools to create intelligent care sets, but it's actually the hospital medical committee that makes the decisions on what they enable and what they don't.

The drug database, for example, is a licensed database, and there's two or three that are recognized drug information databases that are vetted out by the vendor manufacturers. And the content that you saw for Coumadin and its information comes out of that database. It's not something that QuadraMed creates.

So we're not in the business of creating clinical content. We're in the business of aggregating it and displaying it and providing good tools so that the doctors can get the access to the information that they need.


--------------------------------------------------------------------------------
Lawrence English  - Chairman and CEO - QuadraMed Corporation


Any further questions? We'll be doing this again in New York, and this will be on our Web site as will the New York presentation. I'd like to thank Carey Rutigliano, who kicked the meeting off, and Terri Davis (ph) and Colleen (ph) English, who put this together.

And I'd certainly like to thank all of you, those of you who have been with us through a very difficult period of time. We appreciate your support, and we look forward to a lot of success in the future. Thank you all for coming.

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